Exhibit 10.1

REVOLVER ADVANCE AND PURPOSE AND ABILITY LINE OF CREDIT LOAN
AGREEMENT

THIS AGREEMENT is made as of the 28th day of August, 2002, by and between the Borrower (as herein defined) and the Bank (as herein defined).

In consideration of the covenants and agreements contained herein, the Borrower and the Bank hereby mutually agree as follows:

ARTICLE I. DEFINITIONS

Section 1.1. General. As used in this Agreement, the terms set forth in Section 1.2 hereof have the respective meanings set forth in Section 1.2. Any accounting term used but not specifically defined herein shall be construed in accordance with GAAP (as defined below). The definition of each agreement, document, and instrument set forth in Section 1.2 hereof shall be deemed to mean and include such agreement, document, or instrument as amended, restated, modified or replaced from time to time.

Section 1.2. Defined Terms. As used in this Agreement:

“Account”, “Chattel Paper”, “Consumer Goods”, “Deposit Account”, “Document”, “Farm Products”, “General Intangible”, “Goods”, “Instrument” and “Proceeds”, have the meanings as set forth in Ohio Revised Code Sections 1309.01-1309.50 inclusive, including any amendments thereof and any substitutions therefor, which definitions are hereby incorporated by reference as though fully rewritten herein.

“Account Debtor” shall mean the Person who is obligated on an Account Receivable.

“Account Receivable” means:

(a)                                  any account receivable, Account, Chattel Paper, Contract Right, Document, or Instrument owned, acquired, or received by a Person,

(b)                                 any other indebtedness owed to or receivable owned, acquired, or received by a Person of whatever kind and however evidenced, and

(c)                                  any right, title, and interest in a Person’s Goods which were sold, leased, or furnished by that Person and gave rise to either (a) or (b) above, or both of them. This includes, without limitation:

(1)                                  any rights of stoppage in transit of a Person’s sold, leased, or furnished Goods,

(2)                                  any rights to reclaim a Person’s sold, leased, or furnished Goods, and

(3)                                  any rights a Person has in such sold, leased, or furnished Goods that have been returned to or repossessed by that Person.

“Accounts Receivable Collection Account” means a commercial Deposit Account maintained by Borrower with Bank or an Affiliate Lender, without liability by Bank or an Affiliate Lender to pay interest thereon, from which account Bank shall have the exclusive right to withdraw funds until all Obligations are paid, performed, and observed in full.

“Affiliate” of any specified entity means any other entity directly or indirectly controlling or controlled by or under direct or indirect common control with such specified entity and “control”, when used with respect to any specified entity, means the power to direct the management and policies of such entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Affiliate Lender” shall mean any one or more bank or non-bank subsidiaries (other than the Bank) of KeyCorp and its successors.

“Assignment of Contracts” means the Assignment of Contracts and Rights executed by Borrower in favor of Bank dated of even date herewith collaterally assigning to Bank all of Borrower’s rights, title and interests in and under the Merchant Service Agreements, and the Bank Agreement, as the same may be hereafter amended, modified, extended, restated or replaced from time to time.

“Agreement” means this Revolver Advance and Purpose and Ability Line of Credit Loan Agreement between Borrower and Bank and includes any partial or total amendment, renewal, restatement, extension, or substitution of or for such Agreement.

“Bank” shall mean KeyBank National Association, a national banking association with its main office at 127 Public Square, Cleveland, Ohio 44114, and its successors and assigns.

“Bank Agreement” means that certain agreement executed by and between Borrower and Bank dated April 1, 2002 pursuant to which Bank sponsors Borrower as its Member Services Processor (as defined by VISA, USA and MasterCard International, Inc.), as the same may be amended, modified, extended, restated or replaced from time to time.

“Borrower” means Heartland Payment Systems, Inc., a Delaware corporation.

“Borrower’s Certificate” means a certificate, substantially in the form attached hereto as Exhibit “B”.

“Business Day” means a day of the year on which banks are not required or authorized to close in Cleveland, Ohio.

“Collateral” means the collateral granted under the Assignment of Contracts, the collateral in which Borrower has given the Bank a security interest pursuant to the Security Agreement, the Assignment of Contracts, and any other instrument given to Bank to secure Indebtedness, and/or this Agreement, and any collateral held by Borrower in connection with Merchant Service Agreements. Collateral does not include Servicing Accounts, as defined herein, but does include the agreements to service the same and the Contract Rights thereto.

“Contract Right” means (a) any contract right, and (b) any right to payment under a contract not yet earned by performance and not evidenced by an Instrument or Chattel Paper, and shall include, without limitation, all Merchant Service Agreements, and all agreements for the provision of processing services to Borrower.

“Deposit Account” means (a) any deposit account, and (b) any demand, time, savings, passbook, or a similar account maintained with a bank, savings and loan association, credit union, or similar organization, other than an account evidenced by a certificate of deposit.

“Draw Request” means a request of Borrower for either a Revolver Advance or a Purpose and Ability Advance submitted in accordance and compliance with Section 2.3 hereof.

“EBIT” shall mean the Borrower’s earnings before payment of or provision for interest and income taxes.

“EBITDA” shall mean the Borrower’s earnings before payment of or provision for interest, income taxes, depreciation expense and amortization expense.

“Environmental Law” means any federal, state or local statute, law, ordinance, code, rule, regulation, order or decree regulating, relating to, or imposing liability upon a Person in connection with the use, release or disposal of any hazardous, toxic or dangerous substance, waste or material.

“Equipment” means:

(a)                                  any equipment, including without limitation, machinery, office furniture and furnishings;

(b)                                 all Goods that are used or bought for use primarily in a Person’s business;

(c)                                  all Goods that are not Consumer Goods, Farm Products, or Inventory; and

(d)                                 all substitutes or replacements for, and all parts, accessories, additions, attachments, or accessions to (a) to (c) above.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means each Person (whether or not incorporated) which together with any of Borrower would be treated as a single employer under ERISA.

“Event of Default” shall mean any one or more of the occurrences described in ARTICLE VIII hereof.

“Financial Impairment” means the distressed economic condition of a Person manifested by any one or more of the following events:

(a)                                  adjudicated bankruptcy or insolvency of the Person;

(b)                                 the Person ceases, is unable, or admits in writing its inability, to make timely payment upon the Person’s debts, obligations, or liabilities as they mature or come due;

(c)                                  assignment by the Person for the benefit of creditors;

(d)                                 voluntary institution by the Person or consent granted by the Person to the involuntary institution whether by petition, complaint, application, default, answer (including, without limitation, an answer or any other permissible or required responsive pleading admitting any material allegations of the petition, complaint, application, or other writing to which such answer serves as a responsive pleading thereto), or otherwise of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, receivership, trusteeship, or similar proceeding pursuant to or purporting to be pursuant to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, receivership, trusteeship, or similar law of any jurisdiction;

(e)                                  voluntary application by the Person for or consent granted by the Person to the involuntary appointment of any receiver, trustee, or similar officer (1) for the Person or (2) of or for all or any substantial part of the Person’s property;

(f)                                    entry, without the Person’s application, approval, or consent, of any order that is not dismissed, stayed, or discharged within sixty (60) days from its entry, which is pursuant to or purporting to be pursuant to any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, receivership, trusteeship or similar law of any jurisdiction (1) approving an involuntary petition seeking an arrangement of the Person’s creditors, (2) approving an involuntary petition seeking reorganization of the Person, or (3) appointing any receiver, trustee, or similar officer (i) for the Person, or (ii) of or for all or any substantial part of the Person’s property; or

(g)                                 any judgment, writ, warrant of attachment, execution, or similar process is issued or levied against all or any substantial part of the Person’s property and such judgment, writ, warrant of attachment, execution, or similar process is not released, vacated, or fully bonded within sixty (60) days after its issue or levy.

“GAAP” shall mean generally accepted accounting principles as in effect, which shall include the official interpretations thereof by the Financial Accounting Standards Board, consistently applied.

“Indebtedness” shall mean for any Person (i) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (ii) all obligations for the deferred purchase price of capital assets excluding trade payables, (iii) all obligations under conditional sales or other title retention agreements, and (iv) all lease obligations which have been or should be under GAAP capitalized on the books of such Person.

“Instrument” means:

(a)                                  any Instrument as defined in Ohio Revised Code Sections 1309.01-1309.50, inclusive, including any amendments thereof and any substitutions therefor,

(b)                                 any negotiable or nonnegotiable instrument (including, without limitation, drafts, checks, acceptances, certificates of deposit, and notes),

(c)                                any security, and

(d)                               any other writing which:

(1)                                evidences a right to the payment of money,

(2)                                is not itself a security agreement or lease, and

(3)                                  is of a type which in the ordinary course of business is transferred by delivery with any necessary endorsement or assignment.

“Interest Rate” shall mean either or both of the Revolver Advance Interest Rate (as defined in Section 2.4(a) of the Agreement) and the Purpose and Ability Advance Interest Rate (as defined in Section 2.5(a) of the Agreement), as the context may require, and shall be the higher of such rates unless the context clearly relates to one or the other of the foregoing.

“Inventory” means:

(a)                                  any inventory, including but not limited to, Equipment held for sale or lease, new accessories, parts and supplies,

(b)                                 all Goods that are raw materials,

(c)                                  all Goods that are materials used or consumed in the ordinary course of a Person’s business,

(d)                                 all Goods new or used that are, in the ordinary course of a Person’s business, held for sale or lease or furnished or to be furnished under contracts of service,

(e)                                  all work in process,

(f)                                    all office supplies, packaging utilized in shipment of the Inventory and replacement parts utilized in maintaining the Person’s Equipment, and

(g)                                 all substitutes and replacements for, and parts, accessories, additions, attachments, or accessions to (a) through (f) above.

“ISO” shall mean any Person or group of Persons having an ownership interest in Merchant Service Agreements.

“Lien” shall mean any mortgage, security interest, lien, charge, encumbrance on, pledge or deposit of, or conditional sale or other title retention agreement with respect to any property or asset.

“Loan” or “Loans” shall mean the credit to the Borrower extended by the Bank in accordance with Sections 2.1 and 2.2 hereof.

“Loan Account” means an account maintained by Bank on its books, which will evidence all advances or Loans, accrued interest thereon, other amounts due Bank with respect to such advances or Loans, and all payments thereof by Borrower under the Revolver Advance Facility pursuant to Section 2.1 and under the Purpose and Ability Line of Credit Facility pursuant to Section 2.2.

“Loan Documents” shall mean this Agreement, the Notes, the Security Instruments and any other documents relating hereto or thereto.

“Loan Fees” shall mean the Origination and other fees described in Section 2.6 of the Agreement.

“Margin Stock” shall have the meaning given to it under Regulation U of the Board of Governors of the Federal Reserve System, as amended from time to time.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, liabilities, operations or condition, financial or otherwise, of the Borrower taken as a whole, (b) the ability of Borrower to perform any of its obligations under this Agreement or any of the other Loan Documents to which it is a party, or (c) the rights of or benefits available to the Bank under this Agreement or any of the other Loan Documents (but excluding any such material adverse effect on Bank’s rights or benefits arising solely out of any voluntary action on Bank’s part.)

“Maturity Date” shall mean, with respect to the Revolver Advance Facility, May 31, 2004, subject to earlier acceleration in accordance with Article IX hereof, and with respect to the Purpose and Ability Line of Credit Facility, on demand.

“Merchant Portfolio Service Agreement” shall mean any contract for the purchase of an ownership interest in a group of Merchant Service Agreements where the owner is not a current or former Relationship Manager.

“Merchant Service Agreements” shall mean all payment services agreements, card acceptance procedures, merchant processing agreements, merchant services applications, and all other agreements now existing or hereafter entered into or acquired by Borrower and any other Person pursuant to which Borrower processes and/or obtains rights to process credit card transactions for a Person.

“Multiemployer Plans” shall mean a Plan described in ERISA which covers employees of the Borrower and employees of any other Person, which together would be treated as a single employer for purposes of ERISA.

“Net Worth” means Borrower’s total assets including all intangible assets (i.e., goodwill, trademarks, patents, copyrights, organizational expenses, and similar intangible items), less Total Indebtedness, plus Subordinated Debt, less related party loans and receivables.

“Note” or “Notes” shall mean, as the case may be, either or all of (1) the promissory note in the form of Exhibit A-1 attached hereto signed and delivered by the Borrower to evidence its Indebtedness to the Bank pursuant to Section 2.1 hereof (the “Revolver Advance Note”) or (2) the promissory note in the form of Exhibit A-2 signed and delivered by the Borrower to evidence its Indebtedness to the Bank pursuant to Section 2.2 hereof (the “Purpose and Ability Line of Credit Note”).

“Obligations” means any of the following obligations, whether direct or indirect, absolute or contingent, secured or unsecured, matured or unmatured, originally contracted with Bank or another Person and now owing to or hereafter acquired in any manner partially or totally by Bank or in which Bank may have acquired a participation, contracted by Borrower alone or jointly or severally with another Person:

(a)                                  any and all indebtedness, obligations, liabilities, contracts, indentures, agreements, warranties, covenants, guaranties, representations, provisions, terms and conditions of whatever kind, now existing or hereafter arising, and however evidenced, that are now or hereafter owed, incurred, or executed by Borrower to, in favor of, or with Bank or any Affiliate Lender (including, without limitation, those as are set forth or contained in, referred to, evidenced by, or executed with reference to this Agreement, the Loan Account, the Bank Agreement, any promissory notes, leases, letter of credit agreements, advance agreements, indemnity agreements, guaranties, lines of credit, mortgage deeds, security agreements, assignments, pledge agreements, hypothecation agreements, instruments, and acceptance financing agreements), and including any partial or total extension, restatement, renewal, amendment, and substitution thereof or therefor;

(b)                                 any and all claims of whatever kind of Bank against Borrower, now existing or hereafter arising including, without limitation, any arising out of or in any way connected with warranties made by Borrower to Bank or any Affiliate Lender in connection with the Bank Agreement or any Instrument or Account deposited with or purchased by Bank or any Affiliate Lender;

(c)                                  any and all of Bank’s Related Expenses.

“Operating Cash Flow” means net income after taxes (and exclusive of extraordinary gains or losses, gains on asset sales and other similar income or expenses), plus depreciation and amortization, plus interest expense, plus lease expense, minus dividends and distributions.

“Organization” means a corporation, government or government subdivision or agency, business trust, estate, trust, partnership, association, two or more Persons having a joint or common interest, and any other legal or commercial entity.

“Origination Fee” shall mean the fees described in Sections 2.4(d) and 2.5(c) of the Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, and any successors thereto.

“Permitted Encumbrances” shall mean, as of any particular time, (a) liens for ad valorem taxes and special assessments not then delinquent, (b) this Revolver Advance and Purpose and Ability Line of Credit Loan Agreement, and any security interest or other lien created thereby, (c) any Permitted Encumbrances defined in any of the Loan Documents, (d) any liens permitted by Section 6.2 hereof (including without limitation the liens on the Pledged Accounts), and (e) such minor defects, irregularities, encumbrances and clouds on title as normally exist with respect to property similar in character to the Pledged Collateral and as do not materially interfere with or impair the use or value of the property affected thereby.

“Person” means an individual or an Organization.

“Plan” shall mean any plan (other than a Multiemployer Plan) defined in ERISA in which the Borrower or any Subsidiary is, or has been at any time during the preceding two (2) years, an “employer” or a “substantial employer” as such terms are defined in ERISA.

“Pledged Accounts” means those Merchant Services Agreements pledged as collateral as of the date of this Agreement to secure Borrower’s obligations to Welsch Financial Merchant Services, Inc. pursuant to that certain Asset Purchase Agreement dated as of May 15, 2002, Web Investment Group, Inc. pursuant to that certain Merchant Portfolio Purchase Agreement dated as of December 1, 2001, and Certegy Inc.

“Potential Default” shall mean any condition, action, or failure to act which, with the passage of time, service of notice, or both, will constitute an Event of Default under this Agreement.

“Prime Rate” shall mean that interest rate established from time to time by Bank, as its Prime Rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by Bank for commercial or other extensions of credit.

“Proceeds” means (a) any proceeds, and (b) whatever is received upon the sale, exchange, collection, or other disposition of Collateral or Proceeds, whether cash or non-cash. Cash Proceeds includes, without limitation, moneys, checks, and Deposit Accounts. Proceeds includes, without limitation, any Account arising when the right to payment is earned under a Contract Right, any insurance payable by reason of loss or damage to the Collateral, and any return or unearned premium upon any cancellation of insurance. Except as expressly authorized in the Agreement or the Security Instruments, Bank’s right to Proceeds specifically set forth herein or indicated in any financing statement shall never constitute an express or implied authorization on the part of Bank to Borrower’s sale, exchange, collection, or other disposition of any or all of the Collateral.

“Prohibited Transaction” means any prohibited transaction as that term is defined for purposes of ERISA.

“Purpose and Ability Advance” means any Advance made by Bank to Borrower pursuant to the provisions, terms and conditions of Section 2.2 hereof, which Purpose and Ability Advance shall be payable in accordance with the terms of such Purpose and Ability Line of Credit Facility described in Section 2.2 and this Agreement.

“Quarter” or “Quarters” or “Quarterly” means calendar quarters, i.e. each of the three (3) calendar month periods ending 3/31, 6/30, 9/30 and 12/31 of each calendar year.

“Related Expenses” means any and all out-of-pocket costs, liabilities, and expenses (including, without limitation, losses, damages, penalties, claims, actions, attorney’s fees, legal expenses, judgments, suits and disbursements) incurred by, or imposed upon, or asserted against, Bank in any attempt by Bank:

(a)                                  to obtain, preserve, perfect, or enforce any security interest evidenced by (i) this Agreement, or (ii) any other pledge agreement, mortgage deed, hypothecation agreement, guaranty, security agreement, assignment, or security instrument executed or given by Borrower to or in favor of Bank;

(b)                                 to obtain payment, performance, and observance of any and all of the Obligations;

(c)                                  to maintain, insure, audit, collect, preserve, repossess, and dispose of any of the Collateral, including, without limitation, costs and expenses for appraisals, assessments, and audits of Borrower or the Collateral; or

(d)                                 incidental or related to (a) through (c) above, including, without limitation, interest thereupon from the date incurred, imposed, or asserted until paid at the rate payable as set forth in Article II of this Agreement, but in no event greater than the highest rate permitted by law.

“Relationship Manager” means any Person who enters into a Relationship Manager Agreement with Borrower.

“Relationship Manager Agreements” means all agreements and/or contracts now or hereafter executed by and between Borrower and any Person or acquired by Borrower pursuant to which a Person obtains Merchant Service Agreements on behalf of Borrower or otherwise is authorized to sell services or products offered by Borrower.

“Reportable Event” means any reportable event as that term is defined for purposes of ERISA.

“Revolver Advance” means any advance made by Bank to the Borrower pursuant to the provisions, terms and conditions of Section 2.1 hereof, which Revolver Advance shall be payable in accordance with the terms of such Revolver Advance Facility described in Section 2.1 and this Agreement.

“Security Instrument(s)” shall mean the written document(s) listed in Exhibit C attached hereto, signed and delivered from time to time to the Bank in connection with Indebtedness owed by Borrower to the Bank.

“Servicing Accounts” means those Merchant Services Agreements serviced by Borrower on behalf of Certegy Inc. and National Processing Company, but not owned by Borrower, as such agreements may be substituted, increased or decreased from time to time.

“Subordinated Debt” shall mean Indebtedness which is subordinated, in a manner, and pursuant to a written agreement, reasonably satisfactory to the Bank, to all Indebtedness owing to the Bank, and shall include all debt to shareholders of Borrower (except for the Permitted Encumbrances).

“Subsidiary” shall mean any Person of which more than fifty percent (50%) of the following is, at the time, owned or controlled, directly or indirectly, by Borrower or one or more other Subsidiaries: (i) the voting stock or units entitling the holders thereof to elect a majority of the Board of Directors, managers, or trustees thereof, or (ii) the interest in the capital or profits of such Person.

“Total Fixed Charges” means interest expense, plus lease expense, plus current maturities of long-term debt and current maturities of capital leases, plus fixed asset capital expenditures for the preceding twelve (12) month period.

“Total Indebtedness” shall mean the total of all items of indebtedness or liability which in accordance with GAAP would be included in determining total liabilities on the liability side of the balance sheet as of the date of determination including capital leases and excluding Subordinated Debt and Borrower’s preferred stock.

The foregoing definitions shall be applicable to the singulars and plurals of the foregoing defined terms.

ARTICLE II. REVOLVER ADVANCE FACILITY AND PURPOSE
AND ABILITY LINE OF CREDIT FACILITY

Section 2.1. Revolver Advance Facility. The Bank hereby agrees, subject to the terms and conditions of this Agreement, to extend Revolver Advances to Borrower as follows:

(a)                                  Bank will, upon receipt of a Draw Request from Borrower and subject to the conditions for Advance set forth in Section 2.3(a) hereof, make loan advances (“Revolver Advances”) to or for the account of Borrower up to but not exceeding an aggregate unpaid principal amount outstanding at any one time on Revolver Advances equal to Three Million Five Hundred Thousand Dollars ($3,500,000.00). The Bank shall debit to the Loan Account the amount of each Revolver Advance made hereunder and all interest, other compensation, or other fees payable on all Revolver Advances, and shall credit to the Loan Account each payment of principal and interest on account of each Revolver Advance and other amounts payable under this Revolver Advance Facility by the appropriate entries. All Revolver Advances shall be made promptly upon receipt of the Draw Request therefor and satisfaction of all of the conditions set forth in Section 2.3(a) hereof and shall be in a minimum amount of at least Fifty Thousand Dollars ($50,000.00) or such lesser amount as is available under this Revolver Advance Facility. The Loan Account shall constitute prima facie evidence of all Revolver Advances made by Bank pursuant to the Revolver Advance Facility. The records of Bank with regard to the Loan Account shall be conclusive absent manifest error. Borrower shall execute and deliver to Bank a promissory note, substantially in the form of attached Exhibit A-1 (“Revolver Advance Note”), to evidence all Revolver Advances under this Revolver Advance Facility. Subject to the foregoing limitations, Borrower may borrow, repay and reborrow up to the maximum amount of the Revolver Advance Facility.

(b)                                 The entire principal balance of the Loan Account, plus all accrued and unpaid interest and fees, shall be due and payable on May 31, 2004, or the earlier acceleration of the maturity of the Revolver Advance Note in accordance with Article IX hereof.

(c)                                  Revolver Advances shall be used solely for the purchase of Merchant Service Agreements from current or former Relationship Managers or from an ISO as identified in the Draw Request. Any other use of the Revolver Advance Proceeds by Borrower shall be an Event of Default hereunder.

Section 2.2. Purpose and Ability Line of Credit Facility. The Bank, in its sole discretion, subject to the terms and conditions of this Agreement, may extend Purpose and Ability Advances to Borrower as follows:

(a)                                  Bank may, at its sole discretion, upon receipt of a Draw Request from Borrower and subject to the conditions for Advance set forth in Section 2.3(b) hereof, make loan advances (“Purpose and Ability Advances”) to or for the account of Borrower up to but not exceeding an aggregate unpaid principal amount outstanding at any one time on Purpose and Ability Advances equal to Three Million Dollars ($3,000,000.00). The Bank shall debit to the Loan Account the amount of each Purpose and Ability Advance made hereunder and all interest, other compensation, or other fees payable on all Purpose and Ability Advances, and shall credit to the Loan Account each payment of principal and interest on account of each Purpose and Ability Advance and other amounts payable under this Purpose and Ability Advance Facility by the appropriate entries. All Purpose and Ability Advances shall be made promptly upon receipt of the Draw Request therefor and satisfaction of all of the conditions set forth in Section 2.3(b) hereof and shall be in a minimum amount of at least Fifty Thousand Dollars ($50,000.00) or such lesser amount as is available under this Purpose and Ability Advance Facility. The Loan Account shall constitute prima facie evidence of all Purpose and Ability Advances made by Bank pursuant to the Purpose and Ability Advance Facility. The records of Bank with regard to the Loan Account shall be conclusive absent manifest error. Borrower shall execute and deliver to Bank a promissory note, substantially in the form of attached Exhibit A-2 (“Purpose and Ability Line of Credit Note”), to evidence all Purpose and Ability Advances under this Purpose and Ability Advance Facility. Subject to the foregoing limitations, Borrower may borrow, repay and reborrow up to the maximum amount of the Purpose and Ability Advance Facility.

(b)                                 The entire principal balance of the Loan Account, plus all accrued and unpaid interest and fees, shall be due and payable on demand, or the earlier acceleration of the maturity of the Purpose and Ability Line of Credit Note in accordance with Article IX hereof.

(c)                             Purpose and Ability Advances shall be used solely for the purpose set forth in the Draw Request for that Purpose and Ability Advance. Any other use of the Purpose and Ability Advance Proceeds by Borrower shall be an Event of Default hereunder.

Section 2.3. Draw Requests; Conditions for Advances.

(a)                                  Revolver Advances. Each request for an Advance under the Revolver Advance Facility shall be submitted to Bank at least two (2) Business Days in advance of the desired funding of such Advance and shall contain the following:

(i)                                       a detailed description of the portfolio being purchased;

(ii)                                    a copy of the Relationship Manager Agreement and purchase agreement (if any) for the portfolio being purchased, if from a Relationship Manager, or a copy of the Merchant Portfolio Purchase Agreement, if from an ISO;

(iii)                                 customer concentration, if any;

(iv)                                portfolio purchase analysis with assumptions;

(v)                                   average monthly residual paid versus draw amount requested; and

(vi)                                length of time to recoup the purchase price from revenue stream.

In addition, Borrower shall promptly deliver to Bank any additional information and/or documents requested by Bank or which Bank deems necessary, in its sole discretion, to analyze, review and/or approve the request. The amount of the Advance shall not exceed the amount approved by Bank, regardless of the amount requested.

(b)                                 Purpose and Ability Advances. Each request for an Advance under the Purpose and Ability Line of Credit Facility shall be submitted to Bank at least two (2) Business Days in advance of the desired funding of such Advance and shall contain the following:

(i)                                       a detailed description of the use of the funds requested;

(ii)                                    estimated repayment timetable for such requested funds and source of repayment;

(iii)                                 copies of all documents and/or agreements executed by Borrower or which Borrower contemplates executing which relate to the purpose for which funds are requested; and (iv)                             if the funds are to be used for a product line extension, a detailed description of such product line and how the same enhances Borrower’s existing business and/or profitability.

In addition, Borrower shall promptly deliver to Bank any additional information and/or documents requested by Bank or which Bank deems necessary, in its sole discretion, to analyze, review and/or approve the request. The amount of the Advance shall not exceed the amount approved by Bank, regardless of the amount requested.

Section 2.4. Interest Rate and Additional Terms for Revolver Advances.

(a)                                  Each Revolver Advance shall bear interest prior to maturity at a rate per annum equal to the Prime Rate (“Revolver Advance Interest Rate”). Interest for the principal then outstanding under all Revolver Advances shall be paid monthly in arrears on the second day of each calendar month for the preceding calendar month then ended. Interest shall be calculated upon the average daily balances for all Revolver Advances in Borrower’s Loan Account during the preceding month (using a day rate based upon a year of 360 days and charged for actual number of days elapsed). The rate will increase or decrease on the day of, and by an amount equal to, each increase or decrease in the Prime Rate, except that such Interest Rate shall not exceed the highest rate permitted by law.

(b)                                 As compensation for the Bank’s commitment to make Revolver Advances to Borrower, Borrower undertakes and agrees to pay to Bank on the last day of each Quarter an amount equal to one quarter of one percent (1/4%) of the amount of the Revolver Advance Facility not used by Borrower for that Quarter, calculated using the average daily balances for all Revolver Advances in Borrower’s Loan Account during the then-ending Quarter (“Unused Commitment Fee”).

(c)                                  Upon the maturity of any Loan (whether by acceleration or otherwise), the unpaid principal amount of the Loan, and accrued interest thereon, or any fees or any other sum payable hereunder, shall thereafter until paid in full bear interest at a rate per annum equal to three percent (3%) in excess of the interest rate which would otherwise be applicable from time to time, which rate shall be adjusted to immediately correspond with changes, except such interest rate shall not exceed the highest rate permitted by law.

(d)                                 Borrower shall pay to the Bank an Origination Fee for the Revolver Advance Facility of Eight Thousand Seven Hundred Fifty Dollars ($8,750.00), which shall be due and payable upon closing. Borrower acknowledges that the Origination Fee set forth herein is for services actually rendered, is supported by good and valuable consideration, and is not refundable for any reason.

Section 2.5. Interest Rate and Additional Terms for Purpose and Ability Advances.

(a)                                  Each Purpose and Ability Advance shall bear interest prior to maturity at a rate per annum equal to the Prime Rate (“Purpose and Ability Advance Interest Rate”). Interest for the principal then outstanding under all Purpose and Ability Advances shall be paid monthly in arrears on the second day of each calendar month for the preceding calendar month then ended. Interest shall be calculated upon the average daily balances for all Purpose and Ability Advances in Borrower’s Loan Account during the preceding month (using a day rate based upon a year of 360 days and charged for actual number of days elapsed). The rate will increase or decrease on the day of, and by an amount equal to, each increase or decrease in the Prime Rate, except that such Interest Rate shall not exceed the highest rate permitted by law.

(b)                                 Upon the maturity of any Loan (whether by acceleration or otherwise), the unpaid principal amount of the Loan, and accrued interest thereon, or any fees or any other sum payable hereunder, shall thereafter until paid in full bear interest at a rate per annum equal to three percent (3%) in excess of the interest rate which would otherwise be applicable from time to time, which rate shall be adjusted to immediately correspond with changes, except such interest rate shall not exceed the highest rate permitted by law.

(c)                                  Borrower shall pay to the Bank an Origination Fee for the Purpose and Ability Line of Credit Facility of Seven Thousand Five Hundred Dollars ($7,500.00), which shall be due and payable upon closing. Borrower acknowledges that the Origination Fee set forth herein is for services actually rendered, is supported by good and valuable consideration, and is not refundable for any reason.

Section 2.6. Prepayment of Loan(s). The Borrower may prepay any Loans in whole or in part, at any time or times without penalty or cost of any kind. Each principal prepayment shall be accompanied by payment of all interest then earned and accrued on the principal amount so prepaid. Bank may, in its sole discretion, apply any prepayment tendered to any interest, late fees or Related Expenses then due and owing.

Section 2.7. Fees. The Borrower shall pay the Bank:

(a)                                Unused Commitment Fee and Origination Fees as set forth in Sections 2.4(b), 2.4(d) and 2.5(c).

(b)                               Outside legal counsel’s fee, including without limitation all out-of-pocket expenses for telephone charges, delivery charges, photocopying, postage and UCC filing fees, in order to compensate the Bank for its services in preparing and reviewing the Loan Documents.

(c)                                  Other expenses, if any, determined in accordance with Section 10.2(a) hereof, payable on the date of execution of this Agreement or the date such expense is incurred. Other expenses to be paid by Borrower shall include the expenses for UCC searches, filing and/or recording fees, and other costs and fees associated with the transaction as set forth in Section 10.2(a) hereof.

(d)                                 Prior to maturity (whether by acceleration or otherwise), for each payment of principal or interest not paid within ten (10) days of the date when due, a late fee equal to five percent (5%) of such payment or $25, whichever shall be greater.

Section 2.8. Computation of Interest and Fees.  Interest on Loans shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed. Interest on unpaid fees, if any, hereunder shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed.

ARTICLE III. WARRANTIES

Borrower represents and warrants to the Bank (which representations and warranties will survive the delivery of the Notes and the making of the Loans) that:

Section 3.1. Existence and Legal Authority. Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all requisite power and authority to own its property and to carry on its business as now being conducted, to enter into the Loan Documents to which it is a party and the other agreements referred to herein and transactions contemplated thereby, and to carry out the provisions and conditions of such Loan Documents to which it is a party. Borrower is duly qualified to do business and is in good standing in every jurisdiction where the failure to so qualify would have a Material Adverse Effect.

Section 3.2. Due Execution and Delivery. Borrower has full power, authority and legal right to incur the obligations provided for in, and to execute and deliver and to perform and observe the terms and provisions of, the Loan Documents to which it is a party, and each of them has been duly executed and delivered by Borrower and has been authorized by all required action, and Borrower has obtained all requisite consents to the transactions contemplated thereby under any instrument to which it is a party, and the Loan Documents constitute the legal, valid and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms, except as the enforceability thereof may be limited by applicable bankruptcy, insolvency or other similar laws affecting creditors’ rights generally.

Section 3.3. No Breach of Other Instruments. Neither the execution and delivery of the Loan Documents, nor the compliance by Borrower with the terms and conditions of the Loan Documents, nor the consummation of the transactions contemplated thereby, will conflict with or result in a breach of the Certificate of Incorporation or Bylaws, as applicable, or other governing documents of Borrower, or any of the terms, conditions or provisions of any agreement or instrument or any charter or other corporate restriction or law, regulation, rule or order of any governmental body or agency to which Borrower is now a party or is subject, or result in the imposition of a lien, charge or encumbrance of any nature whatsoever upon any of the property or assets of Borrower pursuant to the terms of any such agreement or instrument.

Section 3.4. Government Authorization. No consent, approval, authorization or order of any court or governmental agency or body is required (which, if not obtained, would have a Material Adverse Effect on such transaction) for the consummation by Borrower of the transactions contemplated by the Loan Documents.

Section 3.5. Collateral. Borrower, at the time of the execution of the Loan Documents, and at all times thereafter, will have good and marketable title to the Collateral, free and clear of all liens, pledges, mortgages, security interests, charges, claims and other encumbrances, except Permitted Encumbrances. The Security Agreement creates valid and prior perfected security interests and liens in favor of the Bank, subject to no other liens or encumbrances arising by, through or under Borrower or any other Person, except for Permitted Encumbrances.

Section 3.6. Absence of Defaults, etc. The Borrower is not (i) in material default under any indenture or contract or agreement to which it is a party or by which it is bound, (ii) in violation of its Certificate of Incorporation or Bylaws, as applicable, or any other governing document, (iii) in default with respect to any order, writ, injunction or decree of any court, or (iv) in default under any order or license of any federal or state governmental department, which default or violation in any of the aforesaid cases causes a Material Adverse Effect. There exists no condition, event or act which constitutes, or after notice or lapse of time or both would constitute, an Event of Default.

Section 3.7. Indebtedness of Borrower. Borrower does not have outstanding on the date hereof, any Indebtedness for borrowed money, except for such Indebtedness identified in the financial statements referred to in Section 3.8 hereof and Indebtedness owed to the Bank.

Section 3.8. Financial Condition. The Borrower has furnished to the Bank true and correct financial statements as of the years ending December 31, 2000 and December 31, 2001, audited by a certified public accountant, and true and correct financial statements as of the quarter ended June 30, 2002 certified as true and correct by Borrower’s chief financial officer, which statements present fairly and accurately the financial condition and operations of Borrower at such dates (subject only to changes to such quarterly statements resulting from year end adjustments), and there has been no material adverse change in the Borrower’s financial condition or prospects since that date.

Section 3.9. No Adverse Change. Subsequent to the date of the financial statements referred to in Section 3.8 hereof, Borrower has not incurred or agreed to incur any material liabilities or obligations, direct or contingent, and there has not been any material increase in the anticipated aggregate amount of debt of Borrower, or any material change in the business, properties, prospects or condition, financial or otherwise, of Borrower.

Section 3.10. Taxes. To the best of Borrower’s knowledge, Borrower has filed all tax returns which are to be filed and has paid, or has made adequate provision for the payment of, all taxes which have or may become due pursuant to said returns or to assessments received by them. The provisions for taxes reflected in the financial statements referred to in Section 3.8 are believed adequate to cover any and all accrued and unpaid taxes for which Borrower believes it is liable for the period ended on the date of such financial statements and all prior periods. Borrower knows of no deficiency assessment or proposed deficiency assessment of taxes for which Borrower may be liable, except as may be otherwise disclosed in writing to the Bank prior to the date hereof.

Section 3.11. Litigation. Except as set forth on Schedule 3.11 attached hereto and incorporated herein by reference, prior to the date hereof, there are no actions, suits or proceedings pending, or to the actual knowledge of Borrower, threatened against or affecting Borrower or its respective property in any court, or before or by any federal, state or municipal or other governmental department, commission, board, bureau, agency or other instrumentality, domestic or foreign, which could reasonably be expected to result in a Material Adverse Effect, except for actions, suits or proceedings of a character normally incident to the kind of business conducted by Borrower, none of which, either individually or in the aggregate, if adversely determined, could reasonably be expected to result in a Material Adverse Effect.

Section 3.12. Ownership of Property. Except for Permitted Encumbrances, Borrower has good and marketable fee title to, or valid leasehold interests in, its real properties in accordance with the laws of the jurisdiction where located, and good and marketable title to substantially all its other property and assets, subject, however, in the case of real property, to title defects and restrictions which do not materially interfere with the operations conducted thereon by Borrower. Except for Permitted Encumbrances, the real property and all other property and assets of the Borrower is free from any liens or encumbrance securing Indebtedness and from any other liens, encumbrances, charges or security interests of any kind. Each lease, if any, to which Borrower is a party is in full force and effect, and no material default on the part of Borrower or, to its knowledge, any other party thereto exists.

Section 3.13. Environmental Matters. Borrower is in compliance with all Environmental Laws and all applicable federal, state and local health and safety laws, regulations, ordinances or rules, except to the extent that any noncompliance would not unreasonably be expected to result in a Material Adverse Effect.

Section 3.14. Subsidiaries and Affiliates. Borrower does not have any Subsidiaries except OmniCard, Inc., a Missouri corporation, and The Heartland Payroll Company, LLC, an Ohio limited liability company. Borrower does not have any Affiliates. The term “Borrower” as used in the Sections under Article V (Affirmative Covenants), Article VI (Negative Covenants), and Article VIII (Events of Default) shall include in its meaning Borrower and its Subsidiaries, for such period or periods that Borrower has any Subsidiaries, unless the context clearly requires otherwise. For any period during which Borrower has any Subsidiaries, all financial statements, accounts and reports submitted by the Borrower and all calculations hereunder based on same shall be consolidated and/or on a consolidating basis or combined and/or on a combining basis with such Subsidiaries, as the context required.

Section 3.15. ERISA. No Reportable Event or Prohibited Transaction which could create a liability in excess of One Hundred Thousand Dollars ($100,000.00) or a Material Adverse Effect has occurred and is continuing with respect to any Plan of Borrower, and Borrower has not incurred an “accumulated funding deficiency” (as that term is defined by ERISA) since the effective date of ERISA.

Section 3.16. Solvency. The Borrower is not insolvent as defined in any applicable state or federal statute, nor will Borrower be rendered insolvent by the execution and delivery of this Agreement or any of the Loan Documents to Bank. The Borrower is not engaged or about to engage in any business or transaction for which the assets retained by it shall constitute an unreasonably small capital, taking into consideration the obligations to Bank incurred hereunder. Borrower does not intend to, nor does it believe that it will, incur debts beyond its ability to pay them as they mature.

Section 3.17. No Burdensome Restrictions. Borrower is not a party to any instrument or agreement or subject to any charter or other corporate restriction which would cause a Material Adverse Effect.

Section 3.18. Federal Reserve Regulations; Use of Loan Proceeds. Borrower is not engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans will be used, directly or indirectly, for a purpose which violates any law, rule or regulation of any governmental body, including without limitation the provisions of Regulations G, U, or X of the Board of Governors of the Federal Reserve System, as amended. No part of the proceeds of the Loans will be used, directly or indirectly, to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. Following application of the proceeds of each Loan, no more than twenty-four percent (24%) of the value of the assets of Borrower will be Margin Stock.

ARTICLE IV. CONDITIONS OF LENDING

Section 4.1. Loan Funding. The obligation of the Bank to close the transactions contemplated by this Agreement shall be subject to satisfaction of the following conditions, unless waived in writing by the Bank: (a) all legal matters and Loan Documents incident to the transactions contemplated hereby shall be reasonably satisfactory, in form and substance, to Bank’s counsel; (b) the Bank shall have received (i)

certificates by an authorized officer or representative of Borrower upon which the Bank may conclusively rely until superseded by similar certificates delivered to the Bank, certifying that (1) all requisite action taken in connection with the transactions contemplated hereby has been duly authorized and (2) the names, signatures, and authority of Borrower’s authorized signers executing the Loan Documents, and (ii) such other documents as the Bank may reasonably require to be executed by, or delivered on behalf of, Borrower; (c) the Bank shall have received the Notes with all blanks appropriately completed, executed by an authorized signer for Borrower; (d) the Borrower shall have paid to the Bank the fee(s) then due and payable in accordance with Section 2.7 of this Agreement; (e) the Bank shall have a satisfactory review of pertinent documents relating to the Collateral which is the subject of the Assignment of Contracts; (f) Borrower shall have supplied Bank with a complete listing of all Merchant Service Agreements as of the date of closing, and containing such information as Bank may request; (g) Borrower shall have maintained its financial condition in a manner satisfactory to the Bank, and no Material Adverse change shall have occurred in Borrower’s financial condition or prospects; (h) the Bank shall have received the written opinion(s) of legal counsel for the Borrower selected by the Borrower and satisfactory to the Bank, dated the date of this Agreement and covering the Loan Documents and such other matter(s) as the Bank may reasonably require; and (i) the Bank shall have received all Security Instruments duly executed by all parties thereto. No Advance shall be made unless Bank has received a Draw Request therefor in compliance with the terms of Section 2.3 of the Agreement.

Section 4.2. Security. No Loan shall be made hereunder unless and until Borrower shall have supplied to Bank as security for repayment of any and all Loans made hereunder the following documents, in form and substance reasonably acceptable to Bank:

(a)                                  Security Agreement duly executed by Borrower granting Bank a first lien and security interest in and to all current and future business assets, including, without limitation, all Accounts Receivable, Inventory, Documents, Instruments, Equipment, furniture, General Intangibles, and Contract Rights of Borrower and all proceeds thereof; and

(b)                                 Assignment of Contracts duly executed by Borrower collaterally assigning to Bank all of Borrower’s right, title and interests in and to all Merchant Service Agreements, Bank Agreement and Relationship Manager Agreements.

All of the foregoing, together with all other instruments granting collateral and/or security to Bank for any Indebtedness of Borrower to Bank are collectively referred to herein as “Security Documents”.

Section 4.3. Each Loan. The obligation of the Bank to make any Loan shall be subject to initial compliance with Section 4.1 and 4.2 herein and also subject to satisfaction of the following conditions that at the date of making such Loan, and after giving effect thereto: (a) no Event of Default shall have occurred and continue to exist, (b) each representation and warranty set forth in Article III above is true and correct as if then made, and (c) receipt of a Draw Request meeting all of the conditions of Section 2.3.

ARTICLE V. AFFIRMATIVE COVENANTS

As long as credit is available hereunder or until all principal of and interest on the Notes have been paid, the Borrower covenants and agrees that it will comply with the following provisions:

Section 5.1. Accounting; Financial Statements and Other Information.  Borrower will maintain a standard system of accounting, established and administered in accordance with GAAP consistently followed throughout the periods involved, and will set aside on its books for each fiscal Quarter and fiscal year, the proper amounts or accruals for depreciation, obsolescence, amortization, bad debts, current and deferred taxes, prepaid expenses, and for other purposes as shall be required by GAAP. Borrower will deliver or cause to be delivered to the Bank:

(a)                                  As soon as practicable after the end of each calendar month in each fiscal year, except the last, and in any event within thirty (30) days thereafter, unaudited financial statements, including income statement, balance sheet, and statement of cash flow, prepared in accordance with GAAP and certified as complete and correct by the chief financial officer of Borrower, subject only to changes resulting from year-end adjustments;

(b)                                 As soon as practicable after the end of each fiscal Quarter in each fiscal year, except the last, and in any event within forty-five (45) days thereafter, unaudited financial statements, including income statement, balance sheet, and statement of cash flow, prepared in accordance with GAAP and certified as complete and correct by the chief financial officer of Borrower, subject only to changes resulting from year-end adjustments;

(c)                                  As soon as practicable after the end of each fiscal year, and in any event within ninety (90) days thereafter, financial statements, including income statement, balance sheet and statement of cash flow of the Borrower for such year, audited by an independent certified public accountant, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and certified as complete and correct by the principal financial officer of Borrower, and accompanied by any management letters and an audit report of independent certified public accountants of recognized standing (without qualification as to any material matter covered thereby), selected by Borrower and satisfactory to the Bank, and prepared in accordance with GAAP;

(d)                                 Together with each set of financial statements required by subparagraph (c) above, an annual operating budget for Borrower for the next fiscal year;

(e)                                  Together with each set of financial statements required by subparagraphs (a) and (b) above, a certificate by the chief financial officer or other authorized officer of Borrower stating whether or not there exists any Event of Default or Potential Default, specifying the nature and period of existence thereof and what action, if any, the Borrower is taking or proposes to take with respect thereto;

(f)                                    Promptly and in any event within ten (10) days after the occurrence of a Reportable Event with respect to a Plan, a copy of any materials required to be filed with the PBGC with respect to such Reportable Event or those that would have been required to be filed if the thirty (30) day notice requirement to PBGC were not waived;

(g)                                 Promptly upon receipt, and in no event more than two (2) Business Days after receipt, of a notice by Borrower or any ERISA Affiliate or any administrator of any Plan or Multiemployer Plan that the PBGC has instituted proceedings to terminate such Plan or to appoint a trustee to administer such Plan, a copy of such notice;

(h)                                 Together with each set of financial statements required by subparagraphs (a), (b) and (c) above, a Covenant Compliance Certificate in the form attached hereto as Exhibit B;

(i)                                     Promptly upon receipt thereof, copies of all written reports submitted to the Borrower by independent accountants in connection with any annual or interim review and/or audit of the books of Borrower; and

(j)                                     With reasonable promptness, such other data and information as from time to time may be reasonably requested by the Bank, including, but not limited to, a quarterly update to the listing of Merchant Service Agreements identifying the changes (deletions and additions) to the list provided to Bank at closing within fifteen (15) days of the end of each quarter.

Section 5.2. Additional Financial Reports. Borrower shall, upon request of Bank, within the later of five (5) days after request of Bank or filing, deliver to the Bank its annual federal tax returns.

Section 5.3. Insurance; Maintenance of Properties. Borrower shall: (a) maintain with financially sound and reputable insurers, insurance with coverage and limits as may be required by law and of such character and amounts as are usually maintained by companies engaged in like business; (b) furnish to Bank upon the execution of this Agreement and at the beginning of each fiscal year, copies of policies and a statement of the insurance coverage; and (c) obtain other or additional insurance promptly, upon the reasonable request of Bank, to the extent that such insurance may be available. Bank shall be named a loss payee under such policies to the extent of its interest. The policies shall provide that no cancellation shall occur without thirty (30) days prior written notice to Bank. Borrower shall provide to Bank notice that such policies have been renewed and are paid in accordance with the terms of such policies at least fifteen (15) days prior to the date of expiration. Borrower will at least annually and upon any change, or more often upon the occurrence of an Event of Default, upon request of Bank, furnish to the Bank a schedule of all insurance carried by Borrower, setting forth in detail the amount and type of such insurance. Except as otherwise permitted in this Agreement, Borrower will maintain, in good repair, working order, and condition, all properties used in the business of the Borrower, subject to ordinary wear and tear.

Section 5.4. Existence; Business. Borrower will cause to be done all things necessary to preserve and keep in full force and effect its existence and rights, to conduct its business in a prudent manner, to maintain in full force and effect, and renew from time to time, its franchises, permits, licenses, patents, and trademarks that are necessary to operate its business. Borrower will comply in all material respects with all valid laws and regulations now in effect or hereafter promulgated by any properly constituted governmental authority having jurisdiction; provided, however, that Borrower shall not be required to comply with any law or regulation which it is contesting in good faith by appropriate proceedings as long as either the effect of such law or regulation is stayed pending the resolution of such proceedings or the effect of not complying with such law or regulation would not reasonably be expected to create a Material Adverse Effect.

Section 5.5. Payment of Taxes. Borrower will pay all taxes, assessments, and other governmental charges levied upon any of its properties or assets or in respect of its franchises, business, income, or profits before the same become delinquent, except that no such taxes, assessments, or other charges need be paid if contested in good faith and by appropriate proceedings promptly initiated and diligently conducted and if proper amounts, determined in accordance with GAAP, have been set aside for the payment of all such taxes, charges, and assessments. Notwithstanding the foregoing, Borrower shall not be deemed in default of this Section 5.5 or under Section 3.10 for any state or local (but not federal) taxes, assessments and other governmental charges which are unpaid due to Borrower’s mistake or oversight provided that the same are paid or otherwise resolved or discharged within thirty (30) days after Borrower becomes aware of the same.

Section 5.6. Adverse Changes. Borrower will promptly notify the Bank in writing of (a) the occurrence of any event which, if it had existed on the date of this Agreement, would have required qualification of the representations and warranties set forth in Article III hereof and (b) any Material Adverse Effect.

Section 5.7. Notice of Default. Borrower will promptly notify (but in no event more than five (5) days after the occurrence thereof) the Bank of any Event of Default or Potential Default hereunder and any demands made upon the Borrower by any Person for the acceleration and immediate payment of any Indebtedness owed to such Person, if the amount of such Indebtedness exceeds One Hundred Thousand Dollars ($100,000.00).

Section 5.8. Inspection; Meetings. Borrower will make available for inspection by duly authorized representatives of the Bank, or its designated agent, Borrower’s books, records, and properties when reasonably requested to do so, and will furnish the Bank such information regarding its business affairs and financial condition within a reasonable time after written request therefor. Borrower’s chief operating officer or chief financial officer will, at Bank’s request, attend meetings (either in person or by telephonic communication) with Bank on a quarterly basis to discuss the financial and operating status of the Borrower.

Section 5.9. Environmental Matters. Borrower:

(a)                                  Shall comply in all respects with all Environmental Laws where a failure to comply could result in a Material Adverse Effect;

(b)                                 Shall deliver promptly to Bank (i) copies of any significant documents received from the United States Environmental Protection Agency or any state, county, foreign, provincial or municipal environmental or health agency, and (ii) copies of any significant documents submitted by Borrower or any of its Subsidiaries to the United States Environmental Protection Agency or any state, county, foreign, provincial or municipal environmental or health agency concerning its operations; and

(c)                                  Shall promptly undertake and diligently pursue to completion all action recommended by any environmental audit report(s) issued subsequent hereto and all action(s) necessary to correct any environmental problem or defect identified in any environmental audit report(s).

Borrower shall indemnify the Bank and hold it harmless against any loss, costs, damages, or expense, including, but not limited to, reasonable attorney’s fees, that Bank may incur, directly or indirectly, as a result of or in connection with the assertion against Bank of any claim relating to the presence or removal of any environmental contamination on any premises utilized by Borrower.

Section 5.10. Health and Safety. Borrower shall be in compliance with all requirements of applicable federal, state, foreign, provincial and local environmental, health and safety laws, regulations, ordinances or rules which would, in the aggregate, if not complied with, result in a Material Adverse effect on Borrower.

Section 5.11. Extraordinary Services. In the event extraordinary services are required by Bank for inspections, appraisals, or for securing estimates of costs which, in the Bank’s reasonable judgment are not regular or routine, Bank may deduct the reasonable out-of-pocket expense for such extraordinary services from any moneys due to Borrower hereunder or from any account maintained by Borrower with Bank or any Affiliate Lender. Bank shall give Borrower notice prior to obtaining any such extraordinary services.

Section 5.12. Commercial Operating Account. So long as credit is available hereunder or until all principal of and interest on the Notes have been paid in full, the Borrower shall maintain with Bank and/or an Affiliate Lender, as its primary financial institution, corporate deposit, cash management and loan accounts, where applicable. All disbursements of Loan proceeds shall be made by the Bank’s or Affiliate Lender’s crediting of such disbursements directly into the appropriate Borrower’s account. Bank is authorized to deduct from such account, or any other account held at any time by Bank or any Affiliate Lender for the benefit of Borrower, all payments required to be made by Borrower hereunder.

Section 5.13. Additional Assurance. Borrower shall upon request of Bank promptly take such action and promptly make, execute, and deliver all such additional and further items, deeds, assurances, and instruments as Bank may reasonably require, so as to completely vest in and ensure to Bank its rights hereunder and in or to the Collateral, including, but not limited to, additional subordination agreements for all future shareholder loans and/or undistributed earnings.

Section 5.14. Related Expenses. Borrower hereby authorizes Bank or Bank’s designated agent (but without obligation by Bank to do so) to incur Related Expenses (whether prior to, upon, or subsequent to any Event of Default), and Borrower shall promptly repay, reimburse, and indemnify Bank for any and all Related Expenses. Bank may, at its option, debit Related Expenses directly to the Loan Accounts or any Account of Borrower maintained with Bank or any Affiliate Lender.

Section 5.15. Notification. Borrower shall promptly provide Bank with prior written notification of:

(1)                                  any change in any location where Collateral is maintained, and any new locations where Collateral is to be maintained,

(2)                                  any change in the location of the office where Borrower’s records pertaining to its Accounts and Contract Rights are kept,

(3)                                  the location of any new places of business for Borrower and the changing or closing of any of its existing places of business,

(4)                                  any change in Borrower’s name, and

(5)                                  any change in Borrower’s locations.

Section 5.16. Minimum EBITDA. Borrower shall maintain EBITDA of at least: (i) Four Million Seven Hundred Thousand Dollars ($4,700,000.00) for the Quarter ending September 30, 2002; (ii) Four Million Two Hundred Thousand Dollars ($4,200,000.00) for the Quarter ending December 31, 2002; (iii) Four Million Dollars ($4,000,000.00) for the Quarter ending March 31, 2003; (iv) Five Million Five Hundred Thousand Dollars ($5,500,000.00) for the Quarter ending June 30, 2003; (v) Six Million Five Hundred Thousand Dollars ($6,500,000.00) for the Quarter ending September 30, 2003; (vi) Six Million Five Hundred Thousand Dollars ($6,500,000.00) for the Quarter ending December 31, 2003; and (vii) Four Million Five Hundred Thousand Dollars ($4,500,000.00) for the Quarter ending March 31, 2004. Borrower shall maintain EBITDA of at least Thirteen Million Five Hundred Thousand Dollars ($13,500,000.00) for the year ending December 31, 2002, and at least Twenty Three Million Five Hundred Thousand Dollars ($23,500,000) for the year ending December 31, 2003, calculated for the preceding four Quarters.

Section 5.17. Minimum Operating Cash Flow to Total Fixed Charges Ratio. Borrower shall maintain a ratio of Operating Cash Flow to Total Fixed Charges, tested quarterly on a rolling four-Quarter basis, commencing September 30, 2002, of not less than 2:50 to 1.00.

Section 5.18. Minimum EBIT to Interest. Borrower shall maintain a ratio of EBIT to total Interest Expense (calculated in accordance with GAAP), tested quarterly on a rolling four-Quarter basis, commencing September 30, 2002, of not less than 5.00 to 1.00.

Section 5.19. Maximum Leverage. Borrower shall maintain a ratio of its Total Indebtedness divided by its total Net Worth, tested quarterly, commencing September 30, 2002, of less than: (i) 2.75 to 1.00 through March 30, 2003; (ii) 2.50 to 1.00 from March 31, 2003 through December 30, 2003; and (iii) 2.25 to 1.00 from December 31, 2003 and thereafter.

ARTICLE VI. NEGATIVE COVENANTS

The Borrower further covenants and agrees that, so long as credit is available hereunder and until the obligations of the Borrower to the Bank hereunder are satisfied in full, Borrower will, unless the Bank shall otherwise consent or agree, comply with the following provisions:

Section 6.1. Sale, Purchase of Assets. Borrower will not, directly or indirectly, (a) purchase, lease, or otherwise acquire any assets except in the ordinary course of business (which shall not be deemed to include the purchase or acquisition of ten percent (10%) or more of the capital stock or assets of operating businesses unless expressly consented to by Bank in writing prior to such purchase or acquisition) or as otherwise expressly permitted under this Agreement, or (b) sell, lease, transfer, or otherwise dispose of any assets except for (i) assets sold, leased, transferred or subject to other disposition for full and adequate consideration in the reasonable judgment of Borrower which Borrower has determined to be worn out or obsolete or not useful in the ordinary course of its business, and (ii) assets sold, leased, transferred or subject to other disposition in the ordinary course of business provided that Borrower receives full and adequate consideration in the reasonable judgment of Borrower in exchange for such assets sold, leased, transferred or otherwise subject to disposition. Borrower may not sell, transfer or otherwise dispose of any Account Receivable or any Contract Right without the prior written consent of Bank. Notwithstanding the foregoing, upon written notice to Bank, Borrower may sell or transfer Pledged Accounts provided that proceeds of the same are used to reduce the debt secured by such Pledged Accounts.

Section 6.2. Mortgages, Security Interests, and Liens. Borrower will not, directly or indirectly, create, incur, assume, or permit to exist any Lien with respect to any property or assets of Borrower, whether now owned or hereafter acquired other than:

(a)                                  Liens for taxes, assessments, or governmental charges or levies the payment of which is not at the time required by Section 5.5 hereof,

(b)                                 Liens imposed by law, such as Liens of landlords, carriers, warehousemen, mechanics, and materialmen arising in the ordinary course of business for sums not yet due or being contested by appropriate proceedings promptly initiated and diligently conducted, provided other appropriate provision, if any, as shall be required by GAAP shall have been made therefor;

(c)                                  Liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, and other types of social security, or to secure the performance of tenders, statutory obligations, and surety and appeal bonds, or to secure the performance and return of money bonds and other similar obligations, excluding obligations for the payment of borrowed money;

(d)                                 Any judgment Lien, provided that the judgment it secures shall, within thirty (30) days after the entry thereof, have been discharged or execution therefor stayed pending appeal, or shall have been discharged within thirty (30) days after the expiration of any such stay;

(e)                                  Liens that secure the Indebtedness of Borrower for the purchase price of any real or personal property and that only encumber the property purchased, provided the aggregate amount of all such Liens shall not exceed One Hundred Thousand Dollars ($100,000.00);

(f)                                    Liens that secure the repayment of Indebtedness of Borrower to the Bank or any Affiliate Lender; or

(g)                                 Liens evidenced by or permitted under the terms of the Security Agreement only, and any other Permitted Encumbrances, including the liens set forth on Schedule 6.2(g).

Section 6.3. Borrowed Money. Borrower will not, directly or indirectly, create, incur or assume Indebtedness, or otherwise become, be, or remain liable with respect to, any Indebtedness, provided that the foregoing restrictions shall not apply to:

(a)                                  The Indebtedness evidenced by the Loan Documents, and any other Indebtedness now or hereafter payable by Borrower to the Bank or any Affiliate Lender;

(b)                                 To the extent permitted by Section 6.2(e) above, Indebtedness for the purchase price of any real or personal property, which is secured only by a mortgage or lien on the property purchased; and

(c)                                  Indebtedness which is reflected on the Borrower’s financial assumptions referred to in Section 3.8 hereof.

Section 6.4. Assumptions; Guaranties. Borrower will not assume, guarantee, endorse, or otherwise become directly or contingently liable for (including, without limitation, liable by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to, or otherwise invest in any debtor or otherwise to assure the creditor against loss) any obligation or Indebtedness of any other Person, except (i) guaranties by endorsement of negotiable instruments for deposit, collection, or similar transactions in the ordinary course of business, and (ii) Indebtedness of Borrower to the Bank or any Affiliate Lender.

Section 6.5. Mergers; Consolidation; Sale of Borrower. Borrower will not merge or consolidate with any Person, dissolve, wind up its affairs, or sell, assign, lease, or otherwise dispose of (whether in one transaction or in a series of transactions), all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, except where such Person is or becomes a Borrower hereunder as of the date of such transaction and such further assurances with respect to any such transaction satisfactory to the Bank are delivered on or before the effective date of such transaction.

Section 6.6. Investments; Loans. Borrower will not, directly or indirectly, (a) purchase or otherwise acquire or own any stock or other securities of any other Person (other than as permitted under this Agreement) or (b) make or permit to be outstanding any loan or advance (other than trade advances in the ordinary course of business or as otherwise permitted under this Agreement) or enter into any arrangement to provide funds or credit, to any other Person, except that (i) it may purchase or otherwise acquire and own marketable U.S. Treasury and governmental agency obligations, and certificates of deposit and bankers acceptances issued or created by any domestic commercial bank, the stock of any

Subsidiaries identified in Section 3.14, and shares of money market accounts maintained at the Goldman Sachs Group, Inc., and (ii) they may make loans or advances as permitted pursuant to Section 6.2 above.

Section 6.7. Payment of Subordinated Debt. Borrower shall not make any payment upon any outstanding Indebtedness which is subordinated to the Bank, except as otherwise expressly authorized by the Bank in such subordination.

Section 6.8. Inventory Location/Leases. Borrower shall not, without thirty (30) days prior written notice to Bank, make any change in any location where its respective Inventory is maintained or any change in the location of the office where its respective records pertaining to its respective Accounts and Contract Rights are kept. Borrower shall not enter into any new leases for premises from which it will conduct business without first delivering to Bank a fully executed copy of such lease.

ARTICLE VII. CONDITIONS TO
DISBURSEMENT OF LOAN

Section 7.1. Documentation Required Prior to Date of Loan Funding. In addition to the documents required to be supplied to Bank by the Borrower and/or any Person as a condition of lending as set forth in Article IV hereinabove, the Borrower will, on or prior to the date of the execution of this Agreement, deliver or cause to be delivered to the Bank the following:

(a)                                  Evidence of fire, public liability and property damage insurance, or other evidence that Borrower has met the insurance requirements of the Bank, all in form and amount satisfactory to and approved by Bank. The insurance company must be acceptable to the Bank and the Bank shall be named as an additional insured with a mortgagee loss payable clause.

(b)                               Borrower shall have provided the following in form acceptable to Bank:

(i)                                   Good Standing Certificate and the Certificate of Incorporation of Borrower certified by the Delaware Secretary of State;

(ii)                                By-Laws of Borrower, certified as true, correct and complete by Borrower’s Secretary;

(iii)                               Evidence in the form of a legal opinion from counsel to Borrower and borrowing resolutions which are acceptable to Bank and which identify those individuals by name and title who have the proper legal capacity and authority to enter into this transaction, execute the Loan Documents, and request a Revolver Advance and/or Purpose and Ability Advance;

(iv)                            Federal Tax I.D. number of Borrower; and

(v)                                 List of all Merchant Service Agreements, indicating the name and address of the Person(s) executing the same and key information regarding the same, certified as true, correct and complete by Borrower’s chief financial officer.

(c)                                  In addition to, and not in limitation of the foregoing, the Bank’s obligation to disburse pursuant to this Agreement is contingent upon the following:

(i)                                     Receipt of a Draw Request complying with the conditions set forth in Section 2.3.

ARTICLE VIII. EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an Event of Default under this Agreement:

Section 8.1. Principal or Interest. If the Borrower fails: (a) to make payment of principal on the Notes when due or (b) to pay interest, fees or any other Obligation payable by the Borrower when required to be paid, to the extent such failure under (b) is not remedied within five (5) Business Days after the date when due or such required date of payment; or

Section 8.2. Misrepresentation. If any representation or warranty made herein by Borrower, or in any written statement, certificate, report, or financial statement at any time furnished by Borrower, or on behalf of Borrower in connection herewith, is incorrect or misleading in any material respect when made (but not including any failure on the part of Borrower to meet the estimated timetables provided by Borrower to Bank pursuant to Sections 2.3 (a)(vi) and/or 2.3 (b)(ii)); or

Section 8.3. Failure of Performance of this Agreement. If Borrower fails to perform or observe any covenant or agreement contained in this Agreement or any other Loan Document applicable to it, other than any sums of money payable hereunder, and such failure remains unremedied for fifteen (15) calendar days after the Bank shall have given written notice thereof to the Borrower; or

Section 8.4. Cross-Default. If Borrower (a) fails to pay any Indebtedness totaling One Hundred Thousand Dollars ($100,000.00) or more (other than as evidenced by the Notes) owing by Borrower when due, whether at maturity, by acceleration, or otherwise, or (b) fails to perform any term, covenant, or agreement on its part to be performed under any agreement or instrument (other than the Loan Documents) evidencing, securing, or relating to such Indebtedness when required to be performed, or is otherwise in default thereunder, if the effect of such failure is to accelerate, or to permit the holder(s) of such Indebtedness or the trustee(s) under any such agreement or instrument to accelerate, the maturity of such Indebtedness, whether or not such failure shall be waived by such holder(s) or trustee(s); or

Section 8.5. Event of Default Under Any Security Instrument. If an event of default occurs (with passage of time or service of notice, or both) and is continuing under the terms of any Security Instrument; or

Section 8.6. ERISA. If any of the following occur and the resulting liability exceeds One Hundred Thousand Dollars ($100,000.00) or creates a Material Adverse Effect: (a) any Plan incurs any “accumulated funding deficiency” (as such term is defined in ERISA) whether waived or not, (b) Borrower engages in any Prohibited Transaction, (c) any Plan (other than an employee health care plan, Section 125 Plan or a 401(K) plan) is terminated, (d) a trustee is appointed by an appropriate United States district court to administer any Plan, or (e) the PBGC institutes proceedings to terminate any Plan or to appoint a trustee to administer any Plan; or

Section 8.7. Termination of Business; Insecurity. If Borrower discontinues a material portion of its business, or if there occurs a Material Adverse Effect; or

Section 8.8. Assignment of Rights under this Agreement. If Borrower assigns this Agreement or the right to receive any of said disbursements or any interest therein, or if any of the assets of Borrower is conveyed, sold, leased, transferred, assigned or further encumbered in any way, except as otherwise permitted by this Agreement; or

Section 8.9. Requirements of Governmental Authorities. If Borrower fails to comply with any requirements of any governmental authority having jurisdiction, within thirty (30) days after written notice of such requirements shall have been given to Borrower; provided, however, that said thirty (30) day limitation shall not apply to any requirements of governmental authorities which are being contested by Borrower in good faith and for which the failure to comply will not cause a Material Adverse Effect; or

Section 8.10. Hazardous Waste. If at any time Borrower is in material violation of any federal, state, or local statute, law, ordinance, code, rule, regulation, order, or decree regulating or imposing liability for any hazardous, toxic or dangerous substance, waste, or material at, on, or in connection with Borrower’s business or operations which could reasonably be expected to have a Material Adverse Effect; or

Section 8.11. Tax Liens. If any tax lien individually or in the aggregate with all other tax liens exceeding $50,000 shall be filed against Borrower or any of its properties by any federal, state, foreign, provincial or municipal authority (except as provided in Section 6.2 hereof); or

Section 8.12. Loss/Damage. If there be an uninsured loss, damage, theft, or act of destruction in excess of One Hundred Thousand Dollars ($100,000.00), or if there be any levy, seizure, or attachment to, of, or upon any of the Collateral, including any attempt to accomplish the foregoing; or

Section 8.13. Insolvency. If Borrower, or any endorser, guarantor or surety upon or for any of the Obligations shall suffer Financial Impairment, shall discontinue business or (a) is adjudicated a bankrupt or insolvent under any law of any existing jurisdiction, domestic or foreign, or ceases, is unable, or admits in writing its inability, to pay its debts generally as they mature, or makes a general assignment for the benefit of creditors, (b) applies for, or consents to, the appointment of any receiver, trustee, or similar officer for it or for any substantial part of its property, or any such receiver, trustee, or similar officer is appointed without the application or consent of Borrower, and such appointment continues thereafter undischarged for a period of sixty (60) days, (c) institutes, or consents to the institution of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, dissolution, liquidation, or similar proceeding relating to it under the laws of any jurisdiction, (d) any such proceeding is instituted against Borrower and remains thereafter undismissed for a period of sixty (60) days, or (e) any judgment, writ, warrant of attachment or execution, or similar process is issued or levied against a substantial part of the property of Borrower or any Subsidiary and such judgment, writ, or similar process is not effectively stayed within sixty (60) days after its issue or levy.

ARTICLE IX. REMEDIES UPON DEFAULT

Section 9.1. Optional Acceleration. In the event that one or more of the Events of Default set forth in Sections 8.1 through 8.12 above occurs and continues and is not waived by the Bank, then, in any such event, and at any time thereafter, the Bank may, at its option, terminate its commitment to make any Loan and declare the unpaid principal of, and all accrued interest on the Notes, and any other liabilities hereunder, and all other Indebtedness of the Borrower to the Bank forthwith due and payable, whereupon the same will forthwith become due and payable without presentment, demand, protest, or other notice of any kind, all of which the Borrower hereby expressly waives, anything contained herein or in the Notes to the contrary notwithstanding.

Section 9.2. Automatic Acceleration. Upon the happening of an Event of Default referred to in Section 8.13 above, the unpaid principal of and all accrued interest on the Notes, and any other liabilities hereunder and all other Indebtedness of the Borrower to the Bank then existing will thereupon become immediately due and payable in full and the commitment, if any, of the Bank to make any Loan, if not previously terminated, will thereupon immediately terminate without presentment, demand, protest, or notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in the Notes to the contrary notwithstanding.

Section 9.3. Right of Set Off; Security. Upon the occurrence and continuation of an Event of Default which is not waived by the Bank, the Bank has the right, in addition to all other rights and remedies available to it, to set off the unpaid balance of the Notes and any other Indebtedness payable to the Bank held by it against any debt owing to Borrower by the Bank or by any Affiliate Lender, including, without limitation, any obligation under a repurchase agreement or any funds held at any time by the Bank or any Affiliate Lender, whether collected or in the process of collection, or in any time or demand deposit account maintained by Borrower at, or evidenced by any certificate of deposit issued by, the Bank or any Affiliate Lender. Borrower hereby grants, pledges, and assigns to the Bank a security interest in, and lien upon, all cash, negotiable instruments, securities, deposit accounts, and other cash equivalents, whether collected or in the process of collection, whether matured or unmatured, now or hereafter in the possession of the Bank or any Affiliate Lender and upon which Borrower has or may hereafter have any claim. Borrower acknowledges and agrees that all of the foregoing shall constitute “cash collateral” for purposes of this Agreement. Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in the Notes may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of Borrower pursuant to this Agreement in the amount of such participation.

Section 9.4. No Waiver. The remedies in this Article IX are in addition to, not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Bank may be entitled. No failure or delay on the part of the Bank in exercising any right, power, or remedy will operate as a waiver thereof, nor will any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder.

ARTICLE X. MISCELLANEOUS

Section 10.1. Remedies; Waiver; Amendments. The remedies in this Agreement are in addition to, not in limitation of, any other right, power, privilege, or remedy, either in law, in equity, or otherwise, to which the Bank may be entitled. All Bank’s rights and remedies, whether evidenced by this Agreement or by any other agreement, instrument or document shall be cumulative and may be exercised singularly or concurrently. No waiver of any provision of this Agreement or the Notes, or consent to departure therefrom, is effective unless in writing and signed by the Bank. No such consent or waiver extends beyond the particular case and purpose involved. No amendment to this Agreement is effective unless in writing and signed by the Borrower and the Bank. If at any time or times, by assignment or otherwise, Bank transfers any of the Obligations or any part of the Collateral to another person, such transfer shall carry with it Bank’s powers and rights under this Agreement with respect to the Obligation or Collateral so transferred and the transferee shall have said powers and rights, whether or not they are specifically referred to in the transfer. To the extent that Bank retains any other of the Obligations or any part of the Collateral, Bank will continue to have the rights and powers with respect to the Obligations and the Collateral as set forth in this Agreement.

Section 10.2. Expenses; Documentary Taxes. The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Bank, including fees and disbursements of special counsel for the Bank, in connection with the preparation of this Agreement, any waiver or consent hereunder or any amendment hereof or any Event of Default hereunder and (b) if an Event of Default or Potential Default occurs, all reasonable out-of-pocket expenses incurred by the Bank, including fees and disbursements of counsel, in connection with such Event of Default or Potential Default and collection and other enforcement proceedings resulting therefrom. The Borrower shall reimburse the Bank for its payment of all transfer taxes, documentary taxes, assessments, or charges made by any governmental authority by reason of the execution and delivery of this Agreement or the Notes.

Section 10.3. Indemnification. The Borrower shall indemnify and hold the Bank harmless against any and all liabilities, losses, damages, costs, and expenses of any kind (including, without limitation, the reasonable fees and disbursements of counsel in connection with any investigative, administrative or judicial proceeding, whether or not the Bank shall be designated a party thereto) which may be incurred by the Bank relating to or arising out of this Agreement or any actual or proposed use of proceeds of any Loan hereunder; provided, that the Bank shall have no right to be indemnified hereunder for its own bad faith, gross negligence or willful misconduct as determined by a court of competent jurisdiction. A certificate as to any such loss or expense shall be promptly submitted by the Bank to the Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

Section 10.4. Construction. This Agreement, the Notes and the rights and duties of Borrower and Bank will be governed by and construed in accordance with the laws of the State of Ohio, without regard to principles of conflict of law (including, without limitation, any terms not specifically defined in this Agreement that may be so specifically defined pursuant to Ohio Revised Code Sections 1309.01-1309.50 inclusive, and including any amendments thereof or any substitutions therefor). The several captions to different Articles and Sections of this Agreement are inserted for convenience only and shall be ignored in interpreting the provisions hereof.

Section 10.5. Jurisdiction.

TO THE GREATEST EXTENT PERMITTED BY LAW, BORROWER HEREBY WAIVES ANY AND ALL RIGHTS TO REQUIRE MARSHALLING OF ASSETS BY LENDER. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THIS AGREEMENT (EACH, A “PROCEEDING”), BORROWER IRREVOCABLY (A) SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS HAVING JURISDICTION IN THE CITY OF CLEVELAND, COUNTY OF CUYAHOGA AND STATE OF OHIO, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDING BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT ANY PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDING, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY. NOTHING IN THIS AGREEMENT SHALL PRECLUDE LENDER FROM BRINGING A PROCEEDING IN ANY OTHER JURISDICTION NOR WILL THE BRINGING OF A PROCEEDING IN ANY ONE OR MORE JURISDICTIONS PRECLUDE THE BRINGING OF A PROCEEDING IN ANY OTHER JURISDICTION. BORROWER FURTHER AGREES AND CONSENTS THAT, IN ADDITION TO ANY METHODS OF SERVICE OF PROCESS PROVIDED FOR UNDER APPLICABLE LAW, ALL SERVICE OF PROCESS IN ANY PROCEEDING IN ANY OHIO STATE OR UNITED STATES COURT SITTING IN THE CITY OF CLEVELAND AND COUNTY OF CUYAHOGA MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO BORROWER AT THE ADDRESS INDICATED BELOW, AND SERVICE SO MADE SHALL BE COMPLETE UPON RECEIPT; EXCEPT THAT IF BORROWER SHALL REFUSE TO ACCEPT DELIVERY, SERVICE SHALL BE DEEMED COMPLETE FIVE (5) DAYS AFTER THE SAME SHALL HAVE BEEN SO MAILED.

Section 10.6. Extension of Time. Whenever any payment hereunder or under the Notes becomes due on a date which the Bank is not open for the transaction of business, such payment will be due on the next succeeding Business Day and such extension of time will be included in computing interest in connection with such payment.

Section 10.7. Notices. All written notices, requests, or other communications herein provided for must be addressed:

to the Borrower as follows:

Heartland Payment Systems, Inc.
130 Nassau St.
Princeton, New Jersey 08542
Attn: Robert H.B. Baldwin, Jr., Chief Financial Officer

to the Bank as follows:

KeyBank National Association
800 Superior Avenue
Cleveland, OH 44114
Attn: Antoinette Nunes, Vice President

or at such other address as either party may designate to the other in writing. Such communication will be effective (i) if given by mail, 72 hours after such communication is deposited in the U.S. mail by certified mail, return receipt requested, postage prepaid or (ii) if given by other means, when delivered at the address specified in this Section 10.7.

Section 10.8. Survival of Agreements; Relationship. All agreements, representations, and warranties made in this Agreement will survive the making of the extension of credit hereunder, and will bind and inure to the benefit of the Borrower and the Bank, and their respective successors and assigns; provided, that no subsequent holder of the Notes shall by reason of acquiring that Note or Notes become obligated to make any Loan hereunder and no successor to or assignee of the Borrower may borrow hereunder without the Bank’s written assent. The rights and powers given in this Agreement to the Bank are in addition to those otherwise created or existing in the same Collateral by virtue of other agreements or writings. The relationship between the Borrower and the Bank with respect to this Agreement, the Notes and any other Loan Document is and shall be solely that of debtor and creditor, respectively, and the Bank has no fiduciary obligation toward the Borrower with respect to any such document or the transactions contemplated thereby.

Section 10.9. Severability. If any provision of this Agreement or the Notes, or any action taken hereunder, or any application thereof, is for any reason held to be illegal or invalid, such illegality or invalidity shall not affect any other provision of this Agreement or the Notes, each of which shall be construed and enforced without reference to such illegal or invalid portion and shall be deemed to be effective or taken in the manner and to the full extent permitted by law.

Section 10.10. Entire Agreement. This Agreement, the Notes, the Security Instruments and any other Loan Document executed in connection herewith integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and supersede, amend and restate prior writings with respect to the subject matter hereof. In this Agreement unless the context otherwise requires, words in the singular number include the plural, and in the plural number include the singular.

Section 10.11. Participation/Syndication. Borrower acknowledges that the Bank reserves the right to syndicate and/or participate its interest in the Loans and Borrower agrees to, at Bank’s request, execute such additional promissory notes and other instruments as may be appropriate to evidence its obligation under the Loans to such syndicate Banks as may commit, in the future, to fund a portion of the Loans according to the terms of this Agreement.

Section 10.12. JURY TRIAL WAIVER.

BORROWER AND BANK EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, BETWEEN BANK AND BORROWER ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO. THIS WAIVER SHALL NOT IN ANY WAY AFFECT, WAIVE, LIMIT, AMEND OR MODIFY BANK’S ABILITY TO PURSUE REMEDIES PURSUANT TO ANY CONFESSION OF JUDGMENT OR COGNOVIT PROVISION CONTAINED IN ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT BETWEEN BANK AND BORROWER.

IN WITNESS WHEREOF, the Borrower and the Bank have each caused this Agreement to be executed by their duly authorized officers in Cleveland, Ohio to be effective as of August 28, 2002.

BORROWER:

HEARTLAND PAYMENT SYSTEMS, INC.,
a Delaware corporation

By:	/s/ Martin Uhle
Martin Uhle, President

BANK:

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Antoinette Nunes
Antoinette Nunes, Vice President

EXHIBIT A-1

REVOLVER ADVANCE NOTE

$3,500,000.00	Cleveland, Ohio, As of August 28, 2002

FOR VALUE RECEIVED, the undersigned HEARTLAND PAYMENT SYSTEMS, INC., a Delaware corporation (the “Borrower”), promises to pay to the order of KEYBANK NATIONAL ASSOCIATION (herein called `Bank”), the sum of Three Million Five Hundred Thousand Dollars ($3,500,000.00) or such lesser amount as shall have actually been borrowed by the Borrower from the Bank and not previously repaid, pursuant to the terms of the Loan Agreement (as defined below) with interest payable monthly in arrears on the second day of each month for the preceding calendar month, starting on the second day of October, 2002, or as otherwise set forth in the Loan Agreement, and at maturity, at the rate and according to the provisions set forth in ARTICLE II of the Loan Agreement.

This Note is the Revolver Advance Note referred to in, and is entitled to the benefits of, the Revolver Advance and Purpose and Ability Line of Credit Loan Agreement by and between the Bank and the Borrower dated as of August 28, 2002, as the same may be hereafter amended, extended, restated, renewed and/or substituted, in whole or in part, from time to time (the “Loan Agreement”). This Note may be declared forthwith due and payable in the manner and with the effect provided in the Loan Agreement, which contains provisions for acceleration of the maturity hereof upon the happening of any Event of Default.

The Borrower has assigned to Bank all of Borrower’s “Accounts Receivable” and “Contract Rights” and has granted to Bank a security interest in all of Borrower’s “Accounts Receivable”, “Inventory”, “Equipment”, “Cash Security”, funds on deposit in the “Cash Collateral Account”, “General Intangibles”, and all “Proceeds”, products, and profits thereof, as security for the payment of this note and all other “Obligations”, as those terms are defined in ARTICLE I of the Loan Agreement and/or the Security Agreement executed in connection with the Loan Agreement (all herein called “Obligations”).

Each defined term used in this Note shall have the meaning ascribed thereto in the Loan Agreement.

The Borrower expressly waives presentment, demand, notice of dishonor, protest, and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other person primarily or secondarily liable. Borrower understands and agrees that this Note is subject to and shall be construed according to the laws of the State of Ohio.

The Borrower authorizes any attorney-at-law to appear in any court of record in the State of Ohio or any other state or territory in the United States after this Note becomes due, whether by lapse of time or acceleration, waive the issuance and service of process, admit the maturity of this Note, confess judgment against Borrower in favor of any holder of this Note for the amount then appearing due hereon together with interest thereon and costs of suit, and thereupon release all errors and waive all rights of appeal and stay of execution. The foregoing warrant of attorney shall survive any judgment rendered against the Borrower, and if any judgment be vacated for any reason, the holder hereof nevertheless may thereafter use the foregoing warrant of attorney to obtain any additional judgment or judgments against Borrower.

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Borrower agrees that the holder’s attorney may confess judgment pursuant to the foregoing warrant of attorney and expressly waives any conflict of interest arising therefrom. Borrower further agrees that the attorney confessing judgment pursuant to the foregoing warrant of attorney may receive a legal fee or other compensation from the holder.

The Borrower acknowledges that this Note was signed in Cuyahoga County, in the State of Ohio.

[SIGNATURE ON NEXT PAGE.]

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WARNING: BY SIGNING THIS PAPER, YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

HEARTLAND PAYMENT SYSTEMS, INC.,
a Delaware corporation

By:
Martin Uhle, President

WARNING: BY SIGNING THIS PAPER, YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

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EXHIBIT A-2

PURPOSE AND ABILITY LINE OF CREDIT NOTE

$3,000,000.00	Cleveland, Ohio, As of August 28, 2002

FOR VALUE RECEIVED, the undersigned HEARTLAND PAYMENT SYSTEMS, INC., a Delaware corporation (the “Borrower”), promises to pay to the order of KEYBANK NATIONAL ASSOCIATION (herein called `Bank”), the sum of Three Million Dollars ($3,000,000.00) or such lesser amount as shall have actually been borrowed by the Borrower from the Bank and not previously repaid, pursuant to the terms of the Loan Agreement (as defined below) with interest payable monthly in arrears on the second day of each month for the preceding calendar month, starting on the second day of October, 2002, or as otherwise set forth in the Loan Agreement, and at maturity, at the rate and according to the provisions set forth in ARTICLE II of the Loan Agreement.

This Note is the Purpose and Ability Line of Credit Advance Note referred to in, and is entitled to the benefits of, the Revolver Advance and Purpose and Ability Line of Credit Loan Agreement by and between the Bank and the Borrower dated as of August 28, 2002, as the same may be hereafter amended, extended, restated, renewed and/or substituted, in whole or in part, from time to time (the “Loan Agreement”). This Note may be declared forthwith due and payable in the manner and with the effect provided in the Loan Agreement, which contains provisions for acceleration of the maturity hereof upon the happening of any Event of Default.

The Borrower has assigned to Bank all of Borrower’s “Accounts Receivable” and “Contract Rights” and has granted to Bank a security interest in all of Borrower’s “Accounts Receivable”, “Inventory”, “Equipment”, “Cash Security”, funds on deposit in the “Cash Collateral Account”, “General Intangibles”, and all “Proceeds”, products, and profits thereof, as security for the payment of this note and all other “Obligations”, as those terms are defined in ARTICLE I of the Loan Agreement and/or the Security Agreement executed in connection with the Loan Agreement (all herein called “Obligations”).

Each defined term used in this Note shall have the meaning ascribed thereto in the Loan Agreement.

The Borrower expressly waives presentment, demand, notice of dishonor, protest, and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note, and assents to any extension or postponement of the time of payment or any other indulgence, to any substitution, exchange or release of collateral, and to the addition or release of any other person primarily or secondarily liable. Borrower understands and agrees that this Note is subject to and shall be construed according to the laws of the State of Ohio.

The Borrower authorizes any attorney-at-law to appear in any court of record in the State of Ohio or any other state or territory in the United States after this Note becomes due, whether by lapse of time or acceleration, waive the issuance and service of process, admit the maturity of this Note, confess judgment against Borrower in favor of any holder of this Note for the amount then appearing due hereon together with interest thereon and costs of suit, and thereupon release all errors and waive all rights of appeal and stay of execution. The foregoing warrant of attorney shall survive any judgment rendered against the Borrower, and if any judgment be vacated for any reason, the holder hereof nevertheless may thereafter use the foregoing warrant of attorney to obtain any additional judgment or judgments against Borrower.

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Borrower agrees that the holder’s attorney may confess judgment pursuant to the foregoing warrant of attorney and expressly waives any conflict of interest arising therefrom. Borrower further agrees that the attorney confessing judgment pursuant to the foregoing warrant of attorney may receive a legal fee or other compensation from the holder.

[SIGNATURE ON NEXT PAGE.]

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The Borrower acknowledges that this Note was signed in Cuyahoga County, in the State of Ohio.

WARNING: BY SIGNING THIS PAPER, YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

HEARTLAND PAYMENT SYSTEMS, INC.,
a Delaware corporation

By:
Martin Uhle, President

WARNING: BY SIGNING THIS PAPER, YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

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